Exhibit 99.1

Jameson Inns, Inc.

8 Perimeter Center East, Suite 8050 Atlanta, Georgia 30346 (770) 481-0305 FAX (770) 901-9550

FOR IMMEDIATE RELEASE

March 16, 2004

Investor Relations Contacts:
EPOCH Financial	(888) 917-5105
Todd Atenhan	tatenhan@epochfinancial.com
Valerie Kimball	vkimball@epochfinancial.com

JAMESON INNS ANNOUNCES PREFERRED DIVIDENDS FOR FIRST QUARTER

Atlanta, GA, March 16, 2004/PRNewswire/ — Jameson Inns, Inc. (NASDAQ: JAMS), today announced that its Board of Directors has declared the Company’s regular quarterly cash dividend distributions on its two series of preferred shares.

The Board declared a cash dividend of $0.578125 per share of the Company’s 9.25% Series A Cumulative Preferred Stock (NASDAQ: JAMSP) for the first quarter of 2004. The cash dividend is payable on April 20, 2004, to shareholders of record on March 31, 2004. The Company currently has approximately 1.27 million Series A preferred shares outstanding.

The Board also declared a cash dividend of $0.425 per share of the Company’s $1.70 Series S Cumulative Convertible Preferred Stock (NASDAQ: JAMSO) for the first quarter of 2004. The cash dividend is payable on April 20, 2004, to shareholders of record on March 31, 2004. The Company currently has approximately 2.2 million Series S preferred shares outstanding.

Jameson Inns, Inc. develops and owns the Jameson Inn and Signature Inn limited service hotel properties. For more information, visit the Company’s website at www.jamesoninns.com.

Forward-Looking Statements

Certain matters discussed in this press release are forward-looking statements within the meaning of federal securities regulations. All forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual transactions, results, performance or achievements to be materially different from any future transactions, results, performance or achievements expressed or implied by such forward-looking statements. General economic conditions, competition, and governmental actions will affect future transactions, results, performance, and achievements. These risks are presented in detail in our filings with the Securities and Exchange Commission. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that our expectations will be attained or that any deviations will not be material. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances.